Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Methanex Corporation

We consent to the use of our reports, each dated March 24, 2020, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference in the registration statement on Form F-10 of Methanex Corporation (the “Company”) and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to the Company’s adoption of IFRS 16 Leases related to the accounting for leases effective January 1, 2019. Our report on the consolidated financial statements also refers to the restatement of the 2018 consolidated statement of financial statements, as described in Note 25 to the consolidated financial statements.

Our report dated March 24, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states ineffective controls over research and technical accounting analysis have been identified and included in management’s assessment.

/s/ KPMG LLP

Chartered Professional Accountants

September 9, 2020

Vancouver, Canada